Exhibit 99.1

[Extended Stay America, Inc. logo]

For Immediate Release	For More Information, Contact:
Robert A. Brannon, President & COO
(864) 573-1603
Gregory R. Moxley, CFO
(864) 573-1635

EXTENDED STAY AMERICA, INC.

RELEASES FIRST QUARTER, 2003 FINANCIAL REPORT

Spartanburg, SC — April 21, 2003 — Extended Stay America, Inc. (NYSE:ESA), a leading provider of extended stay lodging, today reported the results of its operations for the three months ended March 31, 2003. Reflecting the continued impact on travel resulting from the weakened U.S. economy, the war in Iraq, and frequent terrorism alerts, net income for the first quarter of 2003 was $5.1 million or $0.05 per diluted share. Net income for the first quarter of 2002, including the benefits associated with the 2002 Winter Olympics ($0.01 per diluted share) and a change in estimated annual effective income tax rate ($0.03 per diluted share), was $0.12 per diluted share.

The Company opened 2 EXTENDED STAYAMERICA Efficiency Studios during the quarter resulting in a total of 457 operating hotels (39 Crossland Economy Studios, 323 EXTENDED STAYAMERICA Efficiency Studios, and 95 StudioPLUS Deluxe Studios) as of March 31, 2003. In addition, the Company had 18 EXTENDED STAYAMERICA Efficiency Studios under construction as of March 31, 2003. The total of 20 hotels opened or under construction in the first quarter of 2003 will have total estimated development costs of approximately $163 million. The Company expects to open 6 hotels in the second quarter, 9 hotels in the third quarter, 2 hotels in the fourth quarter, and 1 hotel in the first quarter of 2004.

Due to continued weakness in the U.S. economy, declines in occupancy at the Company’s properties, and the prospect of further reduction in travel as a result of geo-political events, the Company decided late in 2002 to defer the commencement of new construction projects. At March 31, 2003, the Company had 38 sites under option and had acquired 2 parcels for future development. The Company will continue to seek the necessary approvals and permits for these sites and for additional sites. Construction will commence as soon as possible within the constraints of the Company’s amended credit agreement and contingent upon a number of factors, including improvements in the overall U.S. economy, improvements in demand for lodging products in the overall lodging industry, and improvements in demand for the Company’s extended stay lodging products.

As of March 31, 2003, the Company had invested approximately $2.6 billion in the 457 open hotels and had invested approximately $108 million in hotels under development. The Company had cash balances of approximately $5.8 million and had outstanding loans of $1.16 billion, leaving $185 million committed and available under its credit facilities at March 31, 2003.

Revenue increased to $125.2 million as compared to $124.8 million for the first quarter last year. Earnings before interest, taxes, depreciation and amortization (EBITDA) was $47.2 million (38% of revenue) for the quarter. Property level EBITDA, including 26 hotels that were opened during the quarter or were open for less than one year at the beginning of the quarter, was 47% of revenue or $59.3 million, compared to 52% of revenue or $64.5 million for the first quarter of 2002. Property level EBITDA does not include corporate operating and site selection expenses of $12.0 million (10% of revenue) for the quarter compared to $12.1 million (10% of revenue) for the first quarter of 2002. Operating results for the first quarter of 2002 include the impact of one-time rental contracts during the 2002 Winter Olympics at three properties in Salt Lake City, Utah (the “Olympic Properties”).

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EXTENDED STAY AMERICA, INC.

RELEASES FIRST QUARTER, 2003 FINANCIAL REPORT

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The Company realized average occupancies of 61% and average weekly room rates of $325 for the quarter. Average occupancy rates for Crossland, EXTENDED STAYAMERICA, and StudioPLUS were 64%, 61%, and 59%, respectively, while average weekly room rates were $222, $339, and $336, respectively, for the quarter.

Comparable hotels, consisting of the 389 properties opened for at least one year at the beginning of the first quarter of 2002 (excluding the Olympic Properties), realized the following percentage changes in the components of revenue per available room (REVPAR) for the first quarter of 2003 as compared with the first quarter of 2002 :

	Crossland	EXTENDED STAYAMERICA	StudioPLUS	Total
Comparable Hotels	39	257	93	389
Occupancy	(7.5%)	(8.8%)	(8.6%)	(8.6%)
Average Weekly Rate	1.5%	4.9%	2.5%	4.1%
REVPAR	(6.0%)	(4.3%)	(6.2%)	(4.9%)

While the Company believes that improvements in the U.S. economy will result in increased demand for its products, it is difficult to assess the timing and magnitude of such improvements. Based on trends experienced in the first quarter and thus far in April, the Company currently anticipates that it will experience declines in REVPAR for its comparable hotels when compared to the prior year of 4% to 6% for the second quarter of 2003. Assuming occupancy improves at a moderate rate in the second half of 2003, the Company would realize REVPAR declines for its comparable hotels of 2% to 4% for the year. Based on these operating assumptions, earnings for the second quarter in the range of $0.14 to $0.16 per diluted share and annual earnings for 2003 in the range of $0.46 to $0.52 per diluted share would be expected.

George D. Johnson, Jr., CEO, commented: “We are extremely confident in our business model and the long-term prospects for extended stay lodging. We are also confident in the resiliency of the U.S. economy. Due to the generally fixed nature of our operating costs, we feel we can convert incremental revenue into improved profits better than any other lodging product we are aware of as demand fundamentals improve in the years ahead.”

Certain statements and information included in this release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in the Company’s SEC filings.

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EXTENDED STAY AMERICA, INC.

Condensed Consolidated Statements Of Income (Unaudited)

(In thousands, except per share data)

	Three Months Ended
	March 31, 2003	March 31, 2002
Revenue	$125,218	$124,792
Property operating expenses	65,947	60,306

Property operating income	59,271	64,486
Corporate operating and property management expenses	12,024	12,077

Income before interest, income taxes, depreciation, and amortization	47,247	52,409
Depreciation and amortization	19,950	19,228
Interest expense, net	18,968	19,239

Income before income taxes	8,329	13,942
Provision for income taxes	3,248	2,414

Net income	$5,081	$11,528

Net income per common share – Basic and Diluted:	$0.05	$0.12

Weighted average shares:
Basic	93,951	93,437
Effect of dilutive options	1,317	3,531

Diluted	95,268	96,968

EXTENDED STAY AMERICA, INC.

Reconciliation of Net Cash Provided by Operating Activities to

Earnings Before Interest, Income Taxes, Depreciation and Amortization (Unaudited)

(In thousands, except per share data)

	Three Months Ended
	March 31, 2003	March 31, 2002
Net cash provided by operating activities	$35,811	$37,793
Interest expense, net	18,968	19,239
Provision for income taxes	3,248	2,414
Amortization of deferred loan costs included in interest expense	(1,089)	(1,043)
Change in deferred income tax	(3,038)	(1,365)
Changes in other operating assets and liabilities	(6,653)	(4,629)

EBITDA	$47,247	$52,409